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                     June 7, 2022

       William Angrick
       Chairman of the Board of Directors and Chief Executive Officer Liquidity Services, Inc.
       6931 Arlington Road, Suite 200
       Bethesda, MD 20814

                                                        Re: Liquidity Services,
Inc.
                                                            Form 10-K for
Fiscal Year Ended September 30, 2021
                                                            Filed December 9,
2021
                                                            File No. 000-51813

       Dear Mr. Angrick:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services